Exhibit 10.11

Name:	[•]
Target Number of PSUs:	[•]
Date of Grant:	[•]
Vesting Date:	[•]

Skyline Champion Corporation

2018 Equity Incentive Plan

[•] Grant

Performance Stock Unit Agreement

This Performance Stock Unit Agreement (this “Agreement”), is made, effective as of [•] (the “Date of Grant”), between Skyline Champion Corporation (the “Company”), and [•] (the “Participant”).

1.Performance Stock Unit Award.  The Participant is hereby awarded, pursuant to the Skyline Champion Corporation 2018 Equity Incentive Plan (as amended from time to time, the “Plan”), and subject to its terms, a Performance Award (the “Award”) consisting of a target number of [•] performance stock units (such performance stock units, the “PSUs”).  Each PSU represents the conditional right to receive, without payment but subject to the terms, conditions and limitations set forth in this Agreement and in the Plan, one share of Stock (a “Share”), subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.  The percentage of the PSUs that become vested will be determined in accordance with Section 3 and Exhibit A hereto. For the avoidance of doubt, the term “PSUs” used throughout this Agreement refers to the PSUs granted pursuant to this Agreement and not to performance stock units that may or have been granted pursuant to a separate document.

2.Meaning of Certain Terms.  Except as otherwise defined herein, all capitalized terms used herein shall have the same meaning as provided in the Plan. The following terms shall have the following meanings:

(a)“Change in Control” means (i) any transaction or series of related transaction in which any Person (or group of Persons acting together), other than the Principal Shareholders (or any one of them), acquires more than fifty percent (50%) of all of the Shares or more than fifty percent (50%) of all the voting power of the Shares, whether by reason of merger, consolidation or recapitalization or any other transaction (including the issuance of new Shares), whether or not the Company is a party thereto; or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company to any Person (or group of Persons acting together), other than the Principal Shareholders (or any one of them).

(b)“Dividend Equivalent” means a dividend equivalent received in connection with (x) any regular dividend declared on Shares that is payable in cash or (y) any regular dividend declared on Shares that is payable in Shares, for each Share deliverable in respect of a PSU.

(c)“Good Reason” shall have the same meaning as set forth in the Participant’s employment, severance-benefit or other similar agreement with the Company or a subsidiary that contains a definition of “Good Reason.” The Good Reason-related provisions of this Agreement shall cease to apply in the event that the agreement identified in the immediately preceding sentence ceases to be in effect.

(d)“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(e)“Principal Shareholder” means each shareholder of the Company who beneficially owned five percent (5%) or more of the total Shares immediately prior to the August 7, 2018 closing of the underwritten offering of nine million (9,000,000) Shares.

3.Vesting Eligibility; Cessation of Employment.  Unless earlier terminated, forfeited, relinquished or expired, the PSUs will become eligible to vest on the Vesting Date and as set forth in this Section 3, subject to the Participant remaining in continuous Employment from the Date of Grant through such eligibility date.

(a)Except as otherwise provided in Section 3(b) below or as otherwise determined by the Administrator in connection with the final sentence of this Section 3(a), if the Participant’s Employment terminates for any reason prior to the Vesting Date, the Award and the PSUs will immediately and automatically terminate and be forfeited upon such termination of Employment with no consideration due to the Participant. For the avoidance of doubt, the Administrator shall have discretion to determine vesting treatment of any then-unvested PSUs in the event the Participant’s Employment terminates due to retirement.

(b)If prior to the Vesting Date the Participant’s Employment is terminated by the Company or one of its subsidiaries without Cause or if the Participant terminates his or her Employment for Good Reason (each such termination of Employment, a “Qualifying Termination”), and to the extent that any PSUs are outstanding immediately prior to such Qualifying Termination but not then vested, a percentage of such unvested PSUs shall remain outstanding and eligible to vest, such percentage equal to the quotient of (A) divided by (B), where (A) equals the number of days from the first day of the Performance Period through the date of such Qualifying Termination, and (B) equals the total number of days in the Performance Period. The PSUs described in the immediately preceding sentence shall become “Qualifying PSUs.” Any Qualifying PSUs that have not vested by the one-year anniversary of such Qualifying Termination will at such time immediately and automatically terminate and be forfeited with no consideration due to the Participant.

4.Restrictive Covenants.  The Participant acknowledges and agrees that he or she shall be bound by the Covenants Regarding Competition, Solicitation and Confidentiality set forth in Exhibit B attached hereto.

5.Delivery of Shares and Dividend Equivalents.

(a)Delivery of Shares.  Subject to Section 6 and Section 9(a) below, the Company shall effect delivery of the Shares with respect to such vested PSUs to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution) upon the date the PSUs become vested pursuant to the provisions of Section 3 and Exhibit A. No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

(b)Dividend Equivalents.  Any Dividend Equivalents credited with respect to unvested PSUs shall be delivered on the same date on which the Shares with respect to such unvested PSUs are delivered, if at all.

6.Forfeiture; Recovery of Compensation.  The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan.  By accepting, or being deemed to have accepted, this Award, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of this Award, under this Award, including the right to any Shares acquired under this Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  Nothing in the preceding sentence shall be construed as limiting the general application of Section 11 of this Agreement.

7.Dividends; Other Rights.  This Award may not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any subsidiary prior to the date on which the Company delivers Shares to the Participant.  The Participant is not entitled to vote any Shares by reason of the granting of this Award.  The Participant will have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award. The Participant will be entitled to receive Dividend Equivalents with respect to unvested PSUs in accordance with this Section 7.  Any such Dividend Equivalents will entitle the Participant to receive, subject to the terms of this Agreement, a payment equal to the amount that the Participant would have received as a regular dividend had the Participant held the Shares deliverable in respect of such PSUs at the time such dividend was paid.  Any Dividend Equivalents with respect to an unvested PSU will be paid, if at all, in cash, in the case of a cash dividend, or in cash and/or Shares, as determined by the Administrator, in the case of a distribution of Shares, in either case, in accordance with Section 5 of this Agreement.

8. Nontransferability.  This Award may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

9.Taxes.

(a)The Participant expressly acknowledges that the settlement of the PSUs acquired hereunder and the payment of any Dividend Equivalents shall give rise to “wages” subject to withholding.  No Shares will be delivered or Dividend Equivalents paid pursuant to this Award unless and until the Participant has remitted to the Company in cash or by check (or by such other means as may be acceptable to the Administrator and permitted under the Plan) an amount sufficient to satisfy all taxes required to be withheld in connection with such settlement or payment. For the avoidance of doubt, the Participant may pay any taxes contemplated by this

Section 9 consistent with the method for paying such taxes as described in the last sentence of Section 6(a)(6) of the Plan.

(b)The Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required tax withholdings or payments from any amounts otherwise owed to the Participant, but nothing in this sentence shall be construed as relieving the Participant (or any permitted transferee) of any liability for satisfying his or her obligation under the preceding provisions of this Section 9.

(c)In no event will the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

10.Effect on Employment.  Neither the grant of this Award, nor the issuance of Shares under this Award, will give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect any right of the Company or any of its subsidiaries to discharge or discipline the Participant at any time, or affect any right of the Participant to terminate his or her Employment at any time.

11.Provisions of the Plan.  This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the Date of Grant has been furnished to the Participant.  By accepting, or being deemed to have accepted, all or any portion of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

12.Acknowledgements.  The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

13.Stock Ownership and Holding Guidelines.  The Award and any Shares delivered under the Award are subject to any stock ownership and holding guidelines as may be adopted by the Company and are in effect from time to time (the “Guidelines”).  By accepting or being deemed to have accepted the Award, the Participant acknowledges and agrees to comply with the terms and conditions of the Guidelines.

[Signature page follows.]

Exhibit 10.11

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

            SKYLINE CHAMPION CORPORATION

By: ______________________________

Name:  ___________________________

Title:  ______________________________

Agreed and Accepted:

By_______________________________

    [Participant’s Name]

[Signature Page to Performance Stock Unit Agreement]

Exhibit 10.11

EXHIBIT A

PERFORMANCE CRITERIA

1.Total Shareholder Return.  Total Shareholder Return (as measured by TSR Percentile Rank) shall be the Performance Criteria under the Award.  The PSUs shall become vested, if at all, pursuant to the provisions of Section 3 of this Agreement and this Exhibit A.

2.Definitions.  The terms set forth below, as used in this Exhibit A, shall the following meanings:

(a)“Indexed Company” shall mean each of the following companies: Cavco Industries, Inc., Beezer Homes USA, Inc., Century Communities Inc., LGI Homes, M/I Homes, M.D.C Holdings, Inc., Meritage Home Corporation, NCI Building Systems, Inc., Quanex Building Products Corporation, TRI Pointe Group Inc., and William Lyon Homes, which cumulatively shall be referred to as the “Indexed Companies.”

(b)“Performance Period” shall mean the period beginning on [•] and ending on the Vesting Date.

(c)“Performance Period End Date” shall mean the Vesting Date.

(d)“Total Shareholder Return” shall mean the change in value expressed as a percentage of a given dollar amount invested in a company’s most widely publicly traded stock over the Performance Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in such stock of the company.  The thirty calendar-day average closing price of shares of Stock and the stock of the Indexed Companies, as applicable (i.e., the average closing prices over the period of trading days occurring in the thirty calendar days prior to July 1, 2018 and ending on July 1, 2018 and the average closing prices over the period of trading days occurring in the final thirty calendar days ending on the Performance Period End Date) will be used to value shares of Stock and the stock of the Indexed Companies, as applicable.  Dividend reinvestment will be calculated using the closing price of a share of Stock or the stock of the applicable Indexed Company, as applicable, on the ex-dividend date or, if no trades were reported on such date, the latest preceding date for which a trade was reported.

(e)“TSR Measurement Date” means the Performance Period End Date, except as otherwise determined by the Administrator.

(f)“TSR Percentile Rank” shall mean the percentage of Total Shareholder Return values among the Indexed Companies at the TSR Measurement Date that are equal to or lower than the Company’s Total Shareholder Return at the TSR Measurement Date.

3.Vesting of PSUs.  Other than as set forth in the final sentence of this Paragraph 3, no portion of the PSUs shall become vested unless the TSR Percentile Rank is at or above the 50th percentile.  If (i) the TSR Percentile Rank Performance Criteria described in the previous sentence has been met as of the Performance Period End Date, and (ii) the PSUs are eligible to

[Signature Page to Performance Stock Unit Agreement]

vest pursuant to Section 3 of this Agreement, the number of PSUs that vest shall be equal to the number of PSUs multiplied by the “Applicable Percentage” set forth in the table below.  In the event that TSR Percentile Rank falls between two of the percentiles listed in the table below, the Applicable Percentage shall be interpolated on a straight line basis and the percentage of the number of PSUs vested (subject to the satisfaction of the vesting eligibility criteria set forth in Section 3 of this Agreement) shall be based on such interpolated percentage.  If TSR Percentile Rank is at or above the 80th percentile, the Applicable Percentage shall be 150%.

TSR Percentile Rank	Applicable Percentage
80th percentile	150%
65th percentile	100%
50th percentile	50%

Notwithstanding anything in this Paragraph 3 to the contrary, (i) while the Participant remains Employed the PSUs shall vest upon a Change in Control, and (ii) the Qualifying PSUs shall vest upon a Change in Control that occurs prior to the one-year anniversary of the Qualifying Termination described in the final sentence of Section 3(b) of this Agreement.

4.Determinations by Administrator. At the end of the Performance Period, the Administrator shall determine the extent to which, if any, the Performance Criteria has been met, the vesting eligibility provisions in Section 3 of this Agreement have been satisfied, and the number of PSUs, if any, that are vested hereunder.  No PSUs shall be vested until the Administrator certifies that the Performance Criteria has been met and the vesting eligibility provisions in Section 3 of this Agreement have been satisfied and certifies the extent to which such Performance Criteria and provisions have so been met.  The Administrator shall make such determination and certification no later than the Vesting Date.  PSUs that are vested shall be settled as set forth in Section 5 of this Agreement.  Any vested PSUs shall be rounded down to the nearest whole number of Shares and any fractional vested PSUs shall be disregarded.  All determinations under this Exhibit A shall be made by the Administrator and will be final and binding on the Participant.

Exhibit 10.11

EXHIBIT B

Covenants Regarding Competition, Solicitation and Confidentiality

Restricted Activities. The Participant agrees that some restrictions on his or her activities during and after his or her Employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates.

1. Non-compete, Non-solicitation, Non-disclosure. During Employment and for eighteen (18) months after the Participant terminates Employment (the “Restricted Period”), the Participant shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within any geographic area in which the Company or any of its Affiliates do business or undertake any planning for any business competitive with the Company or any of its Affiliates in the United States, the United Kingdom or Canada. Specifically, but without limiting the foregoing, the Participant agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Participant’s Employment by the Company or any of its Affiliates, and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Participant has provided services, as conducted or in planning during his or her Employment. For the purposes of this Exhibit B, the business of the Company and its Affiliates shall be defined to include all Products and the Participant’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the Participant’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

The Participant agrees that, during Employment, he or she will limit his or her outside activity, whether or not competitive with the business of the Company or any of its Affiliates, so that it does not and, could not reasonably be expected to, give rise to a conflict of interest or otherwise unreasonably interfere with his or her duties and obligations to the Company or any of its Affiliates.

The Participant agrees that, during the Restricted Period, the Participant will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding two year period or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within said two year period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Participant has performed work for such Person during his or her Employment or been introduced to, or otherwise had contact with, such Person as a result of his or her Employment or his or her consultancy with the Company or any of its

Affiliates or has had access to Confidential Information which would assist in the Participant’s solicitation of such Person.

The Participant agrees that during the Restricted Period, the Participant will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Exhibit B, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding twelve (12) months.

The Participant agrees that during the Restricted Period, the Participant will not provide information about the Company or any of its Affiliates, their business or the industries in which they are engaged to any Person (including without limitation, any organization), whether as an employee, an independent contractor or otherwise, without the advance written consent of the Company, except disclosure that is required by law.

Until forty-five (45) days after the conclusion of the Restricted Period, the Participant shall give notice to the Company of each new business activity he or she plans to undertake, at least ten (10) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Participant’s business relationship(s) and position(s) with such Person. The Participant shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Participant’s continued compliance with his or her obligations under this Exhibit B.

2.Confidentiality and Related Matters.

The Participant acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined herein); that the Participant may have developed or had access to Confidential Information through his or her Employment and other associations with the Company and its Affiliates. The Participant agrees that he or she shall not disclose to any Person or use any Confidential Information, other than as required for the proper performance of the services or as required by applicable law after notice to the Company and a reasonable opportunity for it to seek protection of the Confidential Information prior to disclosure. For avoidance of doubt, “reasonable opportunity” shall be determined under the circumstances, provided that the Participant shall make every effort to provide notice as expeditiously as is reasonably possible to the Company. The Participant understands and agrees that this restriction is in addition to any restrictions to which he or she is bound as a result of his or her prior Employment and that this restriction, as well as any earlier agreed restrictions, shall continue to apply both during Employment and thereafter, regardless of the reason for its termination.

All documents, records, disks and other media of every kind and description containing Confidential Information, and all copies, (the “Documents”), whether or not prepared by the Participant, shall be the sole and exclusive property of the Company. The Participant shall return to the Company no later than the date on which his or her Employment terminates, and at such earlier time or times as the Company may specify, all Documents as well as all other property of the Company and its Affiliates, then in the Participant’s possession or control.

During Employment and thereafter, the Participant shall not give any statement or make any announcement, directly or indirectly, orally or in writing, publicly or to the media (electronic, print or otherwise) about the Company or any of its Affiliates, without the prior written consent of the Board or its expressly authorized representative.

3.Assignment of Rights to Intellectual Property. The Participant shall promptly and fully disclose to the Company all Intellectual Property (as defined herein). The Participant hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Participant’s full right, title and interest in and to all Intellectual Property. The Participant agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that the Participant creates in the performance of his or her services hereunder shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

4.Enforcement of Covenants. The Participant acknowledges that he or she has carefully read and considered all the terms and conditions of the Performance Stock Unit Agreement, including the restraints imposed upon him or her pursuant to this Exhibit B. The Participant agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him or her from obtaining other suitable employment during the period in which the Participant is bound by these restraints. The Participant further agrees that he or she will never assert, or permit to be asserted on his or her behalf, in any forum, any position contrary to the foregoing. The Participant further acknowledges that, were he or she to breach any of the covenants contained in this Exhibit B, the damage to the Company would be irreparable. The Participant therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Participant of any of said covenants, without having to post bond. So that the Company and its Affiliates may enjoy the full protection of these bargained-for restrictions, the parties agree that the period of restriction in any of the covenants in this Exhibit B shall be tolled, and shall not run, during any period the Participant is in breach thereof. The parties further agree that, in the event that any provision of this Exhibit B shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

5.Definitions. For purposes of this Exhibit B, the following definitions shall apply.  To the extent a term is capitalized and not defined in this Exhibit B, such term shall have the meaning as ascribed to such term in the Performance Stock Unit Agreement or the Plan, as applicable.

a.“Affiliate” shall mean, with respect to any specified Person at any time, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such specified Person at such time.

b.“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

c.“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Participant (whether alone or with others, whether or not during normal business hours or on or off the Company premises) during the Participant’s Employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

d.“Person” shall mean any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

e.“Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Participant’s Employment.